Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Resonant Inc. of our report dated March 14, 2019 relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Resonant Inc. for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Sherman Oaks, California
August 30, 2019